Exhibit 11


CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A of Fidelity Financial Trust:
Fidelity Retirement Growth Fund, Fidelity Convertible Securities Fund, and Fidelity Equity-Income II Fund, of our reports dated January 3, 1997, January 6, 1997, and January 3, 1997, respectively, on the financial statements and financial highlights included in the November 30, 1996 Annual Reports to Shareholders of Fidelity Retirement Growth Fund, Fidelity Convertible Securities Fund, and Fidelity Equity-Income II Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
January 14, 1997